Exhibit 10.2

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT TO SECURITIES PURCHASE AGREEMENT (“Amendment”) is made as of November 22, 2005 among HANDLEMAN COMPANY, a Michigan corporation (“Buyer”), and THE SHAREHOLDERS, OPTIONHOLDERS AND WARRANTHOLDERS OF CRAVE ENTERTAINMENT GROUP, INC., a California corporation (such California corporation being defined in this Amendment as the “Company”), WHOSE NAMES APPEAR ON THE SIGNATURE PAGES OF THIS AMENDMENT (individually, a “Shareholder”, and collectively, the “Shareholders”). Capitalized terms used in this Amendment, but not defined in this Amendment, have the meanings given them in the Securities Purchase Agreement, dated as of October 18, 2005, among Buyer and the Shareholders (the “Agreement”).

RECITALS

A. The parties to this Amendment have entered into the Agreement.

B. Section 8.8 of the Agreement provides that the Agreement may be amended by a written instrument signed by the parties.

C. The parties desire to amend the Agreement to memorialize their current intent with respect to the subject matter of the Agreement.

THEREFORE, the parties agree as follows:

1 BUYER LOANS TO THE COMPANY.

Section 3.2.4 of the Agreement shall be amended and restated to read as follows:

“3.2.4 Buyer Loans to Company.”

“On or before the Closing Date, the Representative shall provide Buyer with a statement of the amounts necessary to repay the Company’s term loans, automobile loans and subordinated notes and all loans between the Company and any of its Affiliates (collectively, the “Indebtedness Amount”) and the amount necessary to repay the Company’s working capital revolving line of credit (the “Revolver Indebtedness Amount”), along with wire transfer instructions for loaning such amount to the Company. On the Closing Date, Buyer shall make a loan to the Company in an amount equal to, and shall cause to be transferred to the Company by wire transfer of immediately available funds, the Indebtedness Amount plus the Revolver Indebtedness Amount (the “Buyer Loan”), and the Shareholders shall cause the Company to execute and deliver to Buyer a Demand Revolving Credit Note evidencing such loans in the form attached as Exhibit 3.2.4. The Company’s working capital revolving line of credit shall be included as a current liability for purposes of the Working Capital and Net Assets adjustments described in Sections 1.4 and 1.5, but the Company’s term loans, automobile loans and subordinated notes and all loans between the Company and any of its Affiliates shall not be included as current liabilities for purposes of the Working Capital and Net Assets adjustments described in Sections 1.4 and 1.5.”

2 CONDITION REGARDING BUYER LOANS.

Section 4.2.8 of the Agreement shall be amended and restated to read as follows:

“4.2.8 Buyer Loans.”

“Buyer shall have caused the Buyer Loan to have been made to the Company pursuant to Section 3.2.4 and shall have obtained a revolving line of credit with unused availability as of the Closing Date of at least $55,000,000 less any amounts used to make the Revolving Indebtedness Amount of the Buyer Loan described in Section 3.2.4.”

3 COMPANY REPAYMENT OF LOANS.

Section 3.1.13 of the Agreement shall be amended and restated to read as follows:

“3.1.13 Company Repay Loans.”

“On or before the Closing Date, the Shareholders shall cause the Company to repay in full its term loans, automobile loans and subordinated notes, to cause the related liens to be released and to terminate the related agreements (including, without limitation, its agreements relating to its working capital revolving line of credit), all subject to Buyer making the Buyer Loan to the Company pursuant to Section 3.2.4. In addition, on or before the Closing Date, the Shareholders shall cause all loans between the Company and any of its Affiliates, including, without limitation, any directors, officers or Shareholders, to be repaid in full, except for the $399,716 Shareholder advance set forth in the Financial Statements, which shall be written off, rather than repaid, and not included in the Company’s assets for purposes of the Working Capital or Net Assets adjustments in Sections 1.4 and 1.5, all subject to Buyer making the Buyer Loan to the Company pursuant to Section 3.2.4.”

4 THE NOTE.

Section 1.2.1(a) of the Agreement shall be amended and restated to read as follows, and Exhibit 1.2.1(a) to the Agreement shall be amended and restated to read as set forth in Exhibit 1.2.1(a) attached to this Amendment:

“(a) Note. The delivery by Buyer to Nima Taghavi, representing the Shareholders (the “Representative”), at the Closing, of a five-day promissory note in the aggregate principal amount of $67,000,000 minus the Indebtedness Amount in the form attached as Exhibit 1.2.1(a) (the “Note”), subject to adjustment pursuant to Sections 1.2.3(b), 1.4 and 1.5 (as adjusted, the “Cash Amount”), plus”

5 EARN OUT PAYMENT.

Section 1.2.2(f)(vi) of the Agreement shall be amended and restated to read as follows:

“(vi) Payment. Within five business days after the amount of the applicable Earn Out Payment (or, if applicable, the discrepancy between the Calculation and the Representative’s Calculation) is conclusively determined (i.e., when the Calculation becomes conclusive, or when the parties agree on all or part of the applicable Earn Out Payment, or when the parties resolve their dispute by agreement, or when the arbitrator’s decision is final), Buyer shall pay the Shareholders, by wire transfer in accordance with the Representative’s instructions delivered to Buyer before the date of such payment, any required unpaid Earn Out Payment, plus or minus the net costs of the dispute awarded pursuant to Section 1.2.2(f)(iv); provided, however, that the Buyer shall not be required to deliver the 2005 Earn Out earlier than six (6) months after the date of this Agreement.”

6 PRICE ADJUSTMENT DISPUTE RESOLUTION.

Section 1.5.2 of the Agreement shall be amended and restated to read as follows:

“1.5.2 Subsequent Determination of Working Capital, Net Assets and Dividend.”

“As soon as practicable following the Closing Date (but in no event later than 60 days thereafter), Buyer shall deliver to the Representative its written calculation, in reasonable detail, of Working Capital and Net Assets of the Company, the Dividend amount, the Cash Amount and any required adjustments to the estimated Cash Amount as of October 31, 2005 and the estimated Dividend as of the Closing Date (collectively, the “Amounts”) and in each case determined in accordance with GAAP applied in a manner consistent with the preceding years’ (i.e., prior to the Closing) reporting practices of the Company and Sections 1.4.1 and 1.4.2.”

“The Representative shall have 30 days after receipt of Buyer’s calculation of the Amounts to review it, during which time the Representative may elect to prepare his own calculation of the Amounts. If (1) the Representative fails to deliver his own calculation of the Amounts within such 30-day period, (2) the Representative notifies the Buyer in writing that he has no objection to Buyer’s calculation of the Amounts before the expiration of such 30-day period, or (3) the Working Capital or Net Assets of the Company or the Dividend as determined by the Representative is not at least $50,000 more than the Working Capital or Net Assets of the Company or the Dividend as determined by Buyer, the matters set forth in Buyer’s calculation of the Amounts shall be conclusive and binding on the parties, and the Buyer (or the Company with respect to the Dividend) shall pay the Shareholders or the Shareholders shall pay the Buyer (or the Company with respect to the Dividend), as applicable, by wire transfer any required adjustment to the estimated Cash Amount or the estimated Dividend.”

“If (1) the Representative prepares his own calculation of the Amounts, (2) the Working Capital or Net Assets of the Company or the Dividend as determined by the Representative is at least $50,000 more than the Working Capital or Net Assets of the Company or the Dividend as determined by Buyer, and (3) the Representative delivers his own calculations of the Amounts in writing to the Buyer within 30 days after receipt of Buyer’s calculation of the Amounts, then the parties shall resolve any discrepancy pursuant to this Section 1.5.2. In the event of a dispute between the parties to this Agreement as to any of the Amounts, the Buyer (or the Company with respect to the Dividend) shall pay the Shareholders or the Shareholders shall pay the Buyer (or the Company with respect to the Dividend), as applicable, by wire transfer, the undisputed portion of any required adjustment to the estimated Cash Amount or the estimated Dividend.”

“If there is at least a $50,000 discrepancy between the Buyer’s and the Representative’s calculations, the parties shall meet within 15 days after delivery of the Representative’s calculation to Buyer and attempt to resolve their disputes in good faith for at least 15 days (the “Parties’ Negotiation Period”). If the parties are unable to resolve their disputes during the Parties’ Negotiation Period, they shall agree on a mediator and shall meet with the mediator within 15 days after the end of the Parties’ Negotiation Period and attempt to resolve their disputes in good faith. Buyer and the Shareholders shall each be responsible for half of the mediator’s fees and costs, subject to the provisions below in this Section 1.5.2.”

“If the Working Capital or Net Assets of the Company or the Dividend as determined by the Representative is at least $50,000 more than the Working Capital or Net Assets of the Company or the Dividend as determined by Buyer and the parties are unable to resolve their dispute regarding the Amounts pursuant to the previous paragraphs, beginning 30 days after the first attempt to resolve the disputes with a mediator, either Buyer or the Representative may submit the disputed Amounts for determination by an arbitrator in Orange County, California who shall be CPA, excluding any CPA engaged by Buyer, the Company or the Shareholders, as mutually agreed upon by the Representative, on behalf of the Shareholders, and Buyer. If the Representative, on behalf of the Shareholders, and Buyer are unable to agree on an arbitrator, the Company’s and Buyer’s independent public accountants shall select an arbitrator who satisfies the requirements of this Section.”

“Each party shall be responsible for its own attorneys’, accountants’, experts’ and any other fees and costs relating to such dispute process and one half of the fees and expenses of the arbitrator and of the American Arbitration Association; provided, however, that, unless otherwise agreed by the parties, if at any point in the dispute resolution process it is finally determined (by the arbitrator or other judicial officer with authority to render a final determination) or agreed (by the parties if a settlement is reached) that the dollar amount in dispute that is resolved in favor of the Shareholders divided by the total dollar amount in dispute (based on the Amounts calculated by the Representative and expressed as a percentage) is (1) 10% or less, the Shareholders shall promptly reimburse the Buyer for all of the Buyer’s fees and costs associated with the dispute (including, but not limited to, the reasonable fees and costs of attorneys, accountants, and experts and any other fees and costs relating to such dispute incurred by Buyer, the fees and expenses of the arbitrator and of the American Arbitration Association incurred by Buyer and the fees and costs of the mediator pursuant to this Section 1.5.2 incurred by Buyer, and (2) 60% or more, the Buyer shall promptly reimburse the Shareholders for all of the Shareholders’ fees and costs associated with the dispute (including, but not limited to, the reasonable fees and costs of attorneys, accountants, and experts and any other fees and costs relating to such dispute incurred by the Shareholders, the fees and expenses of the arbitrator and of the American Arbitration Association incurred by the Shareholders and the fees and costs of the mediator pursuant to this Section 1.5.2 incurred by the Shareholders.”

“The Shareholders and Buyer agree that a judgment of any court of applicable jurisdiction may be rendered upon any arbitration award made pursuant to this Section. Within five business days after the earliest of the time Buyer’s report becomes conclusive, the time the parties resolve their dispute by agreement, or the time of the arbitrator’s decision, the Buyer (or the Company with respect to the Dividend) shall pay the Shareholders, or the Shareholders shall pay the Buyer (or the Company with respect to the Dividend), as applicable, by wire transfer, any required unpaid adjustment to the estimated Cash Amount or the estimated Dividend. Payments to the Shareholders of any required adjustment to the estimated Cash Amount or the estimated Dividend shall be made in accordance with the Representative’s instructions delivered to Buyer before such payment is due.”

7 NO OTHER MODIFICATION.

Except as set forth in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

8 COUNTERPARTS.

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed by facsimile signatures.

9 GOVERNING LAW.

The laws of the State of Delaware shall govern this Amendment, its construction, and the determination of any rights, duties or remedies of the parties arising out of, or relating to, this Amendment (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth in the introductory paragraph of this Agreement.

BUYER:

HANDLEMAN COMPANY

By:

Its:

THE SHAREHOLDERS:

Nima Taghavi

Hossein Taghavi

Reza Taghavi

Reza Taghavi Living Trust

By:

Its:

Michael Maas

Robert Dyer

James Kavanagh

Oliver Bock

Daniel Monaghan

Trifford Ltd.

By:

Its:

Mark Burke

Jim Montgomery

John Bloodworth

Brett Rodgers

Jennifer Divish

Marcel Pahmer

Mark Baldani

Scott Nelson

Joe Barrett

Jon Venecia